Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-113497) and related Prospectus of GenCorp Inc. for the registration of $125,000,000 of its 4% Contingent Convertible Subordinated Notes due 2024 and to the incorporation by reference therein of our report dated January 28, 2004 (except for Notes 15 and 19e, as to which the date is November 3, 2004), with respect to the consolidated financial statements of GenCorp Inc. as of November 30, 2003 and 2002 and for the three years in the period ended November 30, 2003 included in its Current Report (Form 8-K) dated November 4, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Sacramento, California
November 15, 2004